[ARTICLE] 5
[MULTIPLIER]   1,000
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Part II.  Other information,   Item 6a.

Exhibit 11

                                        CIRRUS LOGIC, INC.
               STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
(In thousands, except per share amounts)
                                                                                             Three Quarters Ended
                                                               Fiscal Year                -------------------------
                                                   -------------------------------------- December 30, December 28,
                                                       1994         1995         1996     1995         1996
                                                   ------------ ------------ ------------ ------------ ------------
Primary:

Weighted average shares outstanding                     51,838       59,708       62,761       62,409       64,704

Dilutive common stock equivalents:
  Common stock options, using treasury stock
    or modified treasury stock method                    4,558        3,964          N/A        7,020        1,678
  Common stock warrants, using treasury
    stock or modified treasury stock method                  6            8          N/A            8           -
                                                   ------------ ------------ ------------ ------------ ------------
Common and common equivalent shares used in
  the calculation of net income (loss) per share        56,402       63,680       62,761       69,437       66,382
                                                   ============ ============ ============ ============ ============

Net income (loss)                                      $45,368       61,402      (36,183)     $52,173       $5,703


Net income (loss) per share                              $0.80        $0.96       ($0.58)       $0.75        $0.09
                                                   ============ ============ ============ ============ ============

Fully diluted:

Weighted average shares outstanding                     51,838       59,708       62,761       62,409       64,704

Dilutive common stock equivalents:
  Common stock options, using treasury stock
    or modified treasury stock method                    4,978        4,096          N/A        7,528        2,309
  Convertible subordinated debt, using the
    "if converted" method                                   -            -            -            -           N/A
  Common stock warrants, using treasury
    stock or modified treasury stock method                  8            8          N/A            9           -
                                                   ------------ ------------ ------------ ------------ ------------
Common and common equivalent shares used in
  the calculation of net income (loss) per share        56,824       63,812       62,761       69,946       67,013
                                                   ============ ============ ============ ============ ============

Net income (loss)                                      $45,368      $61,402     ($36,183)     $52,173       $5,703


Net income (loss) per share                              $0.80        $0.96       ($0.58)       $0.75        $0.09
                                                   ============ ============ ============ ============ ============





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